ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Fourth Quarter of 2018
- - -
Company to divest Cable TV segment operations and to refocus business activities in the Telco segment
- - -
Company to provide turn-key wireless infrastructure services to the Telco market, through the acquisitions of Fulton Technologies, Inc. and Mill City Communications, Inc.
- - -

BROKEN ARROW, Oklahoma, December 28, 2018 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the fourth quarter and fiscal year ended September 30, 2018.

Joe Hart, President and CEO of ADDvantage Technologies, said, “Revenues for fiscal 2018 declined 3% year over year, as the Cable TV segment was impacted by ongoing market weakness and the loss of a large repair business customer early in the year. This was partially offset by an increase in Telco segment sales, driven by a solid performance at both Triton Datacom and Nave Communications. Nave’s improved results were a result of the new strategy and restructuring initiatives implemented during the fiscal year which strengthened its business model and drove sales growth.

“After being appointed CEO in July 2018, we implemented an internal operational efficiency review to analyze our company fundamentals and establish a framework for growth. This enabled us to start putting in place several initiatives that are intended to transform the Company’s prospects and drive improved financial performance in both the near and long-term. To this end, in December 2018 we entered into an agreement, subject to shareholder approval, to sell the Cable TV segment business for $10.3 million. We also closed the sale of the Cable TV segment’s Broken Arrow, Oklahoma facility for $5.0 million, in November 2018. Divesting the Cable TV segment is in line with our long-term strategy to drive growth organically and through acquisitions within the telecommunications industry. When finalized, our transition out of the Cable TV segment will allow us to redirect our resources into the wireless and wireline services part of the telecommunications industry, where we see significant opportunity for growth,” Mr. Hart continued.

“After an operational review of our Telco segment in July, we moved Nave’s warehousing and operations to Palco Telecom, a world-class third-party logistics company. This will re-position Nave as a high-quality option for refurbished telecom equipment, including the repair, testing, and certification of equipment, centralize its operations and enable it to broaden its customer base in the U.S. Likewise, at Triton we are planning to move out of the over-crowded existing facility in Miami, Florida to a newly constructed facility in nearby Pembroke Park, Florida, where we will be able to expand and improve our operational capacity and efficiency, stock additional product, grow our sales platform in the broker market and expand into the telephone carrier market. We believe these initiatives should allow the Telco segment to grow sales and improve its overall financial performance.

“As part of our strategy to expand into the broader telecommunications market, we recently announced our decision to enter the wireless infrastructure services market. This comes at a time when all major U.S. carriers are planning to rollout 5G in the wireless space over the next ten years and there is an opportunity for the Company to participate in this fast-growing market.  To accelerate this strategy, yesterday we announced that we entered into an asset purchase agreement to acquire the assets of Fulton Technologies, Inc. and Mill City Communications, Inc. for a purchase price of $1.7 million.  These two wireless infrastructure services companies have strong reputations in the wireless services industry and maintain solid contractual relationships with the four major U.S. wireless carriers and national integrators and original equipment manufacturers that support these wireless carriers.  We anticipate that the purchase price plus integration costs would be similar to the costs we would have incurred to launch this services platform from scratch, while providing the additional benefit of an experienced operational team and a pre-existing revenue stream from the major customers in the industry. Once we finalize the acquisition and integrate these two companies into our business, it will increase our total addressable market significantly, diversify our revenue streams, and drive growth.

“Despite the challenging year in 2018, we believe that we have made, and are continuing to make, the necessary changes to position our company for long term success in 2019 and beyond. We believe there are many opportunities in the Telco market and look forward to improving our existing Telco businesses over the next several months, as well as developing this wireless infrastructure business offering in order to drive both topline and bottom line growth and build value for our shareholders,” concluded Mr. Hart.

Results for the three months ended September 30, 2018

Consolidated sales decreased 12% to $10.9 million for the three months ended September 30, 2018 compared with $12.3 million for the three months ended September 30, 2017.  The decrease in sales was in the Cable TV segment and Telco segment of $0.6 million and $0.8 million, respectively.  The decrease in Cable TV sales was due to a decrease in repair service revenue and in refurbished equipment sales of $0.6 million and $0.2 million, respectively, partially offset by an increase in new equipment revenue of $0.2 million. The decrease in sales for the Telco segment was due to a decrease in equipment sales and recycling revenue of $0.7 million and $0.1 million, respectively.  The decrease in equipment sales for the Telco segment was due in part due to disruptions caused by the move of the Nave inventory warehousing and fulfillment operations to Palco Telecom.

Consolidated operating, selling, general and administrative expenses remained relatively flat at $3.6 million in both periods.

The Company recorded a restructuring charge of $0.9 million for the three months ended September 30, 2018, in connection with moving Nave’s inventory warehousing and fulfillment operations to Palco Telecom.

The Company recorded a provision for income taxes for the three months ended September 30, 2018 of $1.7 million despite its pretax losses for the quarter.  This provision was primarily the result of a valuation allowance that was recorded against its deferred tax assets of $2.6 million.

Net loss for the three months ended September 30, 2018, was $4.8 million, or $0.47 per diluted share, compared with a net loss of $0.3 million, or $0.03 per diluted share, for the same period of 2017.

Adjusted EBITDA for the three months ended September 30, 2018 was a loss of $1.8 million compared with income of $0.1 million for the same period ended September 30, 2017.

Results for the twelve months ended September 30, 2018

Consolidated sales were $47.4 million for the twelve months ended September 30, 2018, compared with $48.7 million for the twelve months ended September 30, 2017.  The decrease in sales was in the Cable TV segment of $2.9 million, partially offset by an increase in the Telco segment of $1.5 million.

Consolidated operating, selling, general and administrative expenses decreased 2% to $14.3 million for the twelve months ended September 30, 2018 from $14.7 million for the same period last year.  This decrease in expenses was due to the Cable segment of $0.7 million, partially offset by an increase in the Telco segment of $0.3 million

The Company recorded several non-recurring, or increased, charges during the year ended September 30, 2018, totaling $3.9 million, which negatively impacted results. These consisted of:
•	A restructuring charge of $0.9 million in the Telco segment, in connection with moving Nave’s inventory warehousing and fulfillment operations to Palco Telecom.
•	A goodwill impairment charge of $1.2 million, which represented the carrying value of goodwill for the Cable TV segment.
•	An increase in our reserve for excess and obsolete inventory of $1.8 million for the Cable TV segment as compared to $0.6 million in the prior year.

The loss from equity method investment for the twelve months ended September 30, 2018 of $0.3 million consisted primarily of a legal settlement with a subcontractor on the YKTG Solutions wireless cell tower decommissioning project and the associated legal expenses.

The Company recorded a provision for income taxes for the twelve months ended September 30, 2018 of $1.6 million despite its pretax losses for the year.  This provision was primarily the result of a valuation allowance that was recorded against its deferred tax assets of $2.6 million.

Net loss for the twelve month period ended September 30, 2018 was $7.3 million, or a loss of $0.71 per diluted share, compared with a net loss of $0.1 million, or $0.01 per diluted share, for the fiscal year 2017.

Adjusted EBITDA for the twelve months ended September 30, 2018 was a loss of $1.5 million compared with income of $1.9 million for the same period ended September 30, 2017.

Cash and cash equivalents were $3.1 million as of September 30, 2018, compared with $4.0 million as of September 30, 2017.  The decrease in cash was due primarily to the extinguishment of one of the Company’s term loans in December 2017 by paying the outstanding balance of $2.7 million and the first annual guaranteed payment of $0.7 million related to the acquisition of Triton Miami, Inc.  As of September 30, 2018, the Company had inventory of $18.9 million, compared with $22.3 million as of September 30, 2017. The Telco segment wrote-off inventory of $0.2 million as a result of moving Nave Communications inventory to Palco Telecom.

Subsequent events

In November 2018, the Company closed on an agreement with a company controlled by David Chymiak, who is the Company’s Chief Technology Officer, director and substantial shareholder, to sell its Broken Arrow, Oklahoma facility for $5.0 million in cash.  This transaction resulted in a pretax gain of $1.4 million. In connection with the sale of the Broken Arrow, Oklahoma facility, Tulsat entered into a ten-year lease with Mr. Chymiak for a monthly rent of $44,000, or $528,000 per year.  Tulsat, as tenant, will be responsible for most ongoing expenses related to the facility, including property tax, insurance and maintenance.  As a result of the leaseback, the pretax gain of $1.4 million will be deferred over the lease period.

On December 26, 2018, ADDvantage Technologies entered into an agreement with a company controlled by David Chymiak to sell the Cable TV segment business for $10.3 million.  This sale is subject to shareholder approval, which is anticipated to occur in the third fiscal quarter of 2019.  The purchase price will consist of $3.9 million of cash and a $6.4 million promissory note to be paid in semi-annual installments over five years with an interest rate of 6.0%.  We estimate that this sale will result in a pretax loss of approximately $2.8 million.

On December 27, 2018, the Company entered into an agreement to acquire the assets of Fulton Technologies, Inc. and Mill City Communications, Inc. for a purchase price of $1.7 million.  The transaction is expected to close in early January 2019.  A deposit of $500,000 was paid on December 27,

2018 in connection with signing the purchase agreement. This acquisition represents the Company’s entry into the wireless infrastructure services market.

In October and November 2018, the Company paid off its outstanding term loans and line of credit totaling $2.6 million with its primary financial lender.  Therefore, the Company is no longer under its forbearance agreement.

In December 2018, the Company entered into another credit agreement with a different financial lender.  This credit agreement contains a $2.5 million revolving line of credit and matures on December 17, 2019.

Earnings Conference Call
The Company will host a conference call on Friday, December 28th, at 12:00 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Scott Francis, Chief Financial Officer, and Don Kinison, Vice President of Sales.   The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-866-548-4713 (domestic) or 1-323-794-2093 (international). All dial-in participants must use the following code to access the call: 1660239. Please call at least five minutes before the scheduled start time.
For interested individuals unable to join the conference call, a replay of the call will be available through January 11, 2019 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 1660239.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. Through the planned acquisition of Fulton, the Company plans to provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell sites, for wireless carriers, national integrators, and original equipment manufacturers that support the wireless carriers.   In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.
ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring and impairment charges, other income, interest income and income from equity method investment.  Management believes providing Adjusted EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Sales	$10,905,795	$12,333,174	$47,413,987	$48,713,746
Cost of sales	9,491,972	9,066,590	36,191,011	33,903,153
Gross profit	1,413,823	3,266,584	11,222,976	14,810,593
Operating, selling, general and administrative expenses	3,607,729	3,633,711	14,325,268	14,664,987
Restructuring charge	941,059	–	941,059	–
Goodwill impairment charge	‒	–	1,150,059	–
Income (loss) from operations	(3,134,965)	(367,127)	(5,193,410)	145,606
Other expense:
Loss from equity method investee	–	–	(258,558)	–
Interest expense	(44,733)	(109,958)	(231,888)	(389,722)
Total other expense, net	(44,733)	(109,958)	(490,446)	(389,722)

Loss before income taxes	(3,179,698)	(477,085)	(5,683,856)	(244,116)
Provision (benefit) for income taxes	1,667,000	(218,000)	1,636,000	(146,000)

Net loss	$(4,846,698)	$(259,085)	$(7,319,856)	$(98,116)

Loss per share:
Basic	$(0.47)	$(0.03)	$(0.71)	$(0.01)
Diluted	$(0.47)	$(0.03)	$(0.71)	$(0.01)
Shares used in per share calculation:
Basic	10,306,145	10,225,995	10,272,749	10,201,825
Diluted	10,306,145	10,225,995	10,272,749	10,201,825

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$(1,322,317)	$(1,812,648)	$(3,134,965)	248,471	(615,598)	(367,127)
Restructuring charge	‒	941,059	941,059	‒	‒	‒
Depreciation	55,014	34,078	89,092	78,318	39,843	118,161
Amortization	−	313,311	313,311	−	313,311	313,311
Adjusted EBITDA (a)	$(1,267,303)	$(524,200)	$(1,791,503)	$326,789	$(262,444)	$64,345

(a)	The Telco segment includes earn-out expenses of $0.1 million for the three months ended September 30, 2017 related to the acquisition of Triton Miami, Inc.

	Year Ended September 30, 2018			Year Ended September 30, 2017
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$(2,570,050)	$(2,623,360)	$(5,193,410)	1,834,484	(1,688,878)	145,606
Restructuring charge	‒	941,059	941,059	‒	‒	‒
Goodwill impairment charge	1,150,059	–	1,150,059	–	–	–
Depreciation	247,790	130,406	378,196	303,571	143,263	446,834
Amortization	−	1,253,244	1,253,244	−	1,267,182	1,267,182
Adjusted EBITDA (a)	$(1,172,201)	$(298,651)	$(1,470,852)	$2,138,055	$(278,433)	$1,859,622

(a)	The Telco segment includes earn-out expenses of $0.2 million for the year ended September 30, 2017 related to the acquisition of Triton Miami, Inc.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	September 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$3,129,280	$3,972,723
Accounts receivable, net of allowance for doubtful accounts of $150,000	4,400,868	5,567,005
Income tax receivable	178,766	247,186
Inventories, net of allowance for excess and obsolete
inventory of $4,965,000 and $2,939,289, respectively	18,888,042	22,333,820
Prepaid expenses	264,757	298,152
Assets held for sale	3,666,753	‒
Total current assets	30,528,466	32,418,886

Property and equipment, at cost:
Land and buildings	2,208,676	7,218,678
Machinery and equipment	3,884,859	3,995,668
Leasehold improvements	200,617	202,017
Total property and equipment, at cost	6,294,152	11,416,363
Less: Accumulated depreciation	(4,276,024)	(5,395,791)
Net property and equipment	2,018,128	6,020,572

Investment in and loans to equity method investee	49,000	98,704
Intangibles, net of accumulated amortization	6,844,398	8,547,487
Goodwill	4,820,185	5,970,244
Deferred income taxes, net of valuation allowance	‒	1,653,000
Other assets	134,443	138,712

Total assets	$44,394,620	$54,847,605

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,657,188	$3,392,725
Accrued expenses	1,150,010	1,406,722
Notes payable – current portion	2,594,185	4,189,605
Other current liabilities	664,374	664,325
Total current liabilities	9,065,757	9,653,377

Notes payable, less current portion	‒	2,094,246
Other liabilities	801,612	1,401,799
Total liabilities	9,867,369	13,149,422

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,806,803 and 10,726,653 shares issued, respectively; 10,306,145 and 10,225,995 shares outstanding, respectively	108,068	107,267
Paid in capital	(4,598,343)	(4,746,466)
Retained earnings	40,017,540	47,337,396
Total shareholders’ equity before treasury stock	35,527,265	42,698,197

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	34,527,251	41,698,183

Total liabilities and shareholders’ equity	$44,394,620	$54,847,605